EXHIBIT  99.1
GEOGLOBAL RESOURCES INC.
CAPP CONFERENCE PRESENTATION
TO BE ACCESSIBLE THROUGH LIVE WEBCAST

Calgary, Alberta, Canada, June 16, 2008 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that our presentation at the 2008 CAPP Oil & Gas Investment Symposium will be broadcast live via webcast accessible through Canadian Association of Petroleum Producers.   Our presentation is scheduled to be held on Tuesday, the 17th of June, 2008 at 11:15 a.m. Mountain Daylight Time.  Jean Paul Roy, President and Chief Executive Officer will make the presentation.   All parties are invited to log onto the webcast.

When:	Tuesday, June 17, 2008
Presentation:	11:15 a.m. Mountain Daylight (1:15 p.m. Eastern Daylight)
Webcast:	Webcast will be accessible through www.capp.ca by clicking on the associated link -http://events.onlinebroadcasting.com/capp/061608/index.php?page=launch You will logon using your e-mail address.
Archives will be available through the same link roughly 24 hours after the original broadcast. Audience members will need Windows Media Player to view the webcasts.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development primarily in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and Form 10-KSB and quarterly reports on Form 10-Q and Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com. http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com